Exhibit 99.1
NGAS Resources, Inc.
120 Prosperous Place, Suite 201
Lexington, KY 40509

NEWS
RELEASE

Company Contact: Michael P. Windisch, CFO
Phone:	(859) 263-3948
FAX:	(859) 263-4228
E-MAIL:	ngas@ngas.com
NGAS RESOURCES PROVIDES OPERATIONAL AND PLANNING UPDATE
• 20 Horizontal Wells Drilled in 2008
• 53 Wells Planned for 2009 Horizontal Drilling Program
LEXINGTON, KENTUCKY, January 12, 2009. NGAS Resources, Inc. (Nasdaq: NGAS) today provided an update on its 2008 horizontal drilling operations and its strategy for capitalizing on this technology throughout its unconventional shale plays in the Appalachian and Illinois Basins.
Devonian Shale Success. Since February 2008, the company has been using advanced air-driven horizontal drilling and staged completion technology with encouraging results for its key Leatherwood field in eastern Kentucky. Each well has a single lateral leg averaging 3,500 feet through the Devonian shale, which is present throughout the company’s Appalachian properties. The company drilled 20 horizontal wells last year in Leatherwood. Initial 30-day production rates for the first 16 horizontals averaged 315 thousand cubic feet per day. The company has an average working interest of 56% in these wells, and the mineral interest owners retained the balance under their participation rights for Leatherwood. The company plans 25 horizontals in Leatherwood and 23 additional horizontals in its other core Appalachian fields during 2009.
Illinois Basin Expansion. The company continues to develop its Illinois Basin play, which now spans approximately 43,000 acres in western Kentucky. After drilling 35 vertical wells since its discovery in 2006, the company drilled its first two horizontal wells through the New Albany shale, which blankets the acreage at depths ranging from 2,600 to 2,800 feet. Initial production rates for these Illinois Basin horizontals have been very encouraging. The company completed the gathering and processing facilities for this acreage late in the third quarter last year and plans to drill at least five New Albany shale horizontals during 2009.
Fixed-Price Physical Delivery Contracts. To address commodity price volatility, the company uses fixed-price, fixed-volume physical delivery contracts that cover portions of its natural gas production at specified prices during varying periods of time. These are not treated as financial hedging activities and are not subject to mark-to-market accounting. Currently, the company has contracts in place for the following portions of its anticipated 2009 natural gas production.

Fixed-Price Physical Delivery Contracts
for 2009 Natural Gas Production

	Q1	Q2	Q3	Q4
Percent of gas contracted	57%	46%	30%	24%
Average price per Dth	$8.73	$8.79	$8.78	$8.68
Average price per Mcf	9.68	9.70	9.69	9.58
Credit Facility Status. The borrowing base of the company’s revolving credit facility has been reset at $80 million. As of December 31, 2008, the company has $72 million drawn and is in compliance with its covenants under the facility.
Reduced Capital Expenditure Budget. The company plans to resume its use of drilling partnerships with outside investors to participate in ongoing development of its operated gas fields. Although this will reduce the company’s working interests in new horizontal wells, the return to its historical business model for sharing development costs is designed to enable the company to meet its 2009 drilling commitments for core properties. Based on current market conditions, the company plans to reduce its 2009 capital expenditure budget to approximately $15 million, and still drill 53 gross horizontal wells. The company expects to maintain working interests of 20% before program payout and 35% thereafter.
Management Comments. William S. Daugherty, President and CEO of NGAS Resources commented, “While the economic environment remains challenging for our industry, NGAS is taking actions to build a stronger company for the future. We are very pleased with results from our transition to horizontal drilling and are well positioned to capitalize on these opportunities through our proven drilling partnership structure and sales network, which raised over $34 million for our non-operated initiatives in 2008.” Mr. Daugherty added, “Our horizontal drilling advances have the potential to significantly increase production and reserves for the company over the long term, both from Leatherwood and our other core areas in the Appalachian and Illinois Basins. When market conditions permit, we will resume our strategy for retaining more of our available working interest in these plays.”
About NGAS Resources
NGAS Resources is an independent exploration and production company focused on unconventional natural gas basins in the United States that provide repeatable drilling opportunities, principally in the southern portion of the Appalachian basin. Additional information, including the company’s most recent periodic reports and proxy statement, can be accessed on its website at www.ngas.com.
Forward Looking Statement
This release includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act relating to matters such as anticipated operating and financial performance and prospects. Actual performance and prospects may differ materially from anticipated results due to economic conditions and other risks, uncertainties and circumstances partly or totally outside the control of the company, including risks of production variances from expectations, volatility of product prices, the level of capital expenditures required to fund drilling and the ability of the company to implement its business strategy. These and other risks are described in the company’s periodic reports filed with the Securities and Exchange Commission.

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